Exhibit 99

NextEra Energy, Inc. Tim Fitzpatrick VP, Marketing & Communication (561) 694-6464 July 27, 2011 FOR IMMEDIATE RELEASE

NextEra Energy announces second quarter 2011 earnings

•	Florida Power & Light Company realized solid earnings growth, driven by investments that improve operating efficiency and keep customer bills low
•	NextEra Energy Resources signed 632 megawatts of long-term contracts for new wind projects

JUNO BEACH, Fla. – NextEra Energy, Inc. (NYSE: NEE) today reported second quarter 2011 net income on a GAAP basis of $580 million, or $1.38 per share, compared with $417 million, or $1.01 per share, in the second quarter of 2010. On an adjusted basis, NextEra Energy’s earnings were $500 million, or $1.18 per share, compared with $457 million, or $1.11 per share, in the second quarter of 2010. Adjusted earnings exclude the mark-to-market effects of non-qualifying hedges and other than temporary impairments (OTTI) on certain investments, both of which relate to the business of NextEra Energy Resources, LLC and its affiliated entities (“NextEra Energy Resources”).

NextEra Energy’s management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as an input in determining whether performance targets are met for performance-based compensation under the company’s employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. NextEra Energy management believes that adjusted earnings provide a more meaningful representation of NextEra Energy’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income, which is the most directly comparable GAAP measure.

“NextEra Energy continued to deliver solid results in the second quarter of 2011, increasing adjusted earnings per share by more than 6 percent over the prior-year comparable quarter. At Florida Power & Light Company, the key earnings drivers were the investments we made to increase the efficiency and reliability of our electric system, which directly benefit our residential and business customers through reduced fuel costs and lower bills. At NextEra Energy Resources, we continue to actively sign power purchase agreements for new wind projects as well as for our existing assets, which should add increased visibility to future earnings and cash flow. We believe our two primary operating companies continue to provide us with a strong pipeline of investment opportunities,” said NextEra Energy Chairman and CEO Lew Hay.

Florida Power & Light Company
NextEra Energy's rate-regulated utility subsidiary, Florida Power & Light Company, reported second quarter net income of $301 million, or $0.72 per share, up from $265 million, or $0.64 per share, in the prior-year comparable quarter.

Overall, retail kilowatt-hour sales grew by 2.8 percent, an improvement due primarily to weather and an increase of approximately 28,500 customers during the quarter as compared to the same period a year ago. FPL’s customer base has now grown for six year-over-year comparable quarters in a row.

In May, FPL commissioned the third unit of the West County Energy Center on time and on budget. The unit adds approximately 1,220 megawatts (MW) to what is now the nation’s largest combined-cycle natural gas-fired power plant.

The company moved forward with its construction of the modernized $1.3 billion Riviera Beach Next Generation Clean Energy Center. Scheduled to open in 2014, the state-of-the-art power plant will use high-efficiency, combined-cycle natural gas technology to produce up to approximately 1,220 MW of electricity, or enough power for approximately 250,000 FPL customers.

Coupled with the modernization of the Cape Canaveral plant, FPL expects these two facilities will provide an estimated $850 million to $950 million in net savings to customers over the life of these projects, while reducing the rate of sulfur dioxide emissions per megawatt-hour by 98 percent and the rate of particulate emissions per megawatt-hour by 89 percent.

Earlier this month FPL took an initial step to seek state regulatory approval to modernize the Port Everglades facility. Like the Cape Canaveral and Riviera Beach projects, FPL expects a modernized Port Everglades to provide considerable customer benefits. If it were to come online in 2016 as proposed, Port Everglades would use an estimated 35 percent less fuel per megawatt-hour and provide customers with more than $400 million in estimated net savings over the life of the plant.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy with generating facilities in 26 states and Canada, reported second quarter net income on a GAAP basis of $239 million, or $0.57 per share, compared with $154 million, or $0.38 per share, in the prior-year comparable quarter. On an adjusted basis, NextEra Energy Resources’ earnings were $159 million, or $0.37 per share, compared with $195 million, or $0.48 per share, in the second quarter of 2010.

NextEra Energy Resources’ second quarter results were largely driven by a stronger wind resource and contributions from new assets, including the 150-MW White Oak wind facility, offset by extended refueling outages at the Seabrook and Point Beach nuclear facilities as well as write-downs of certain assets in West Texas and the Northeast.

The company’s existing wind assets added $0.07 in EPS, due largely to higher production and lower depreciation expense that was partially offset by lower West Texas pricing. The wind fleet produced roughly 766,000 additional megawatt-hours of electricity compared to the prior-year comparable quarter, driven by a stronger wind resource. The extended refueling outages at the Seabrook and Point Beach nuclear facilities negatively impacted EPS by $0.09.

NextEra Energy Resources also recognized an impairment charge of $0.08 due to certain asset write-downs.

Since late April of this year, NextEra Energy Resources has signed contracts for 632 MW of new wind generation, bringing total power purchase agreements signed for wind projects to be commissioned in the 2011-2014 timeframe to 1,585 MW. This total includes 469 MW for wind projects in Ontario, Canada, that the company expects to be online before the end of 2014.

NextEra Energy Resources continues to expect to add 1,400-2,000 MW to its wind portfolio in 2011 and 2012 combined, extending its lead as North America’s largest wind developer.

Corporate and Other
Corporate and Other reported $0.09 in earnings per share during the current quarter, compared to a loss of $0.01 in the second quarter of 2010. Current results benefitted primarily from the recognition of benefits associated with tax-law changes in several of the states in which the company does business.

Outlook
NextEra Energy continues to expect it will deliver adjusted earnings per share for 2011 in the range of $4.35 to $4.65. It also expects adjusted EPS will grow at an overall average rate of 5 percent to 7 percent through 2014 from a 2011 base.

NextEra Energy’s adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges and net other than temporary impairment losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds, none of which can be determined at this time. In addition, NextEra Energy’s adjusted earnings expectations assume, among other things: normal weather and operating conditions; no further significant decline in the national or the Florida economy; supportive commodity markets; public policy support for wind and solar development and construction; market demand and supply chain expansion for wind and solar; transmission expansion to support wind and solar development; access to capital at reasonable cost and terms; and no acquisitions or divestitures. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy’s second quarter earnings conference call is scheduled for 9 a.m. EDT on Wednesday, July 27, 2011. The webcast is available on NextEra Energy’s website by accessing the following link, http://www.NextEraEnergy.com/investors/index.shtml. The slides and earnings release accompanying the presentation may be downloaded at http://www.NextEraEnergy.com/investors/index.shtml beginning at 7:30 a.m. EDT today. For those unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. is a leading clean energy company with 2010 revenues of more than $15 billion, nearly 43,000 megawatts of generating capacity, and approximately 15,000 employees in 28 states and Canada. Headquartered in Juno Beach, Fla., NextEra Energy’s principal subsidiaries are NextEra Energy Resources, LLC, which together with its affiliated entities is the largest generator in North America of renewable energy from the wind and sun, and Florida Power & Light Company, which serves approximately 4.5 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the country. Through its subsidiaries, NextEra Energy collectively operates the third largest U.S. nuclear power generation fleet. For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.NextEraEnergyResources.com, www.FPL.com.

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause NextEra Energy's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of NextEra Energy and FPL in this press release, on their respective websites, in response to questions or otherwise.  Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as will, will likely result, are expected to, will continue, is anticipated, aim, believe, could, should, would, estimated, may, plan, potential, projection, goals, target, outlook, predict and intend or words of similar meaning) are not statements of historical facts and may be forward-looking.  Forward-looking statements involve estimates, assumptions and uncertainties.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on NextEra Energy's and/or FPL's operations and financial results, and could cause NextEra Energy's and/or FPL's actual results to differ materially from those contained or implied in forward-looking statements made by or on behalf of NextEra Energy and/or FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and NextEra Energy and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made, unless otherwise required by law.  New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.

The business, financial results, financial condition and prospects of NextEra Energy and FPL are subject to a variety of significant risks, many of which are beyond their control.  The following is a description of some of the important risk factors that may adversely affect the business and may cause the actual results of NextEra Energy and FPL in future periods to differ substantially from those that NextEra Energy or FPL currently expects or seeks.  Many of the risks set forth below may only apply to a portion of the businesses of subsidiaries of NextEra Energy, such as its FPL business, its wind or solar generation development businesses, its transmission business or its gas infrastructure business.  Accordingly, references to “NextEra Energy” below in some instances refer to the applicable businesses or subsidiaries of NextEra Energy.  Risks specifically applicable to FPL generally include a reference to “FPL.”

NextEra Energy’s and FPL’s financial results may be adversely affected by the extensive regulation of their businesses.

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The operations of NextEra Energy and FPL are subject to complex and comprehensive federal, state and other regulation.  This extensive regulatory framework, some but not all of which is more specifically identified in the following risk factors, regulates, among other things, NextEra Energy's and FPL's industry, rate and cost structure, operation of nuclear power facilities, construction and operation of generation, transmission and distribution facilities, acquisition, disposal, depreciation and amortization of assets and facilities, decommissioning costs, transmission reliability, wholesale and retail competition, and commodities trading and derivatives transactions.  In their business planning and in the management of their operations, NextEra Energy and FPL must address the effects of regulation on their businesses and proposed changes in the regulatory framework.  Significant changes in the nature of the regulation of NextEra Energy’s and FPL’s businesses could require changes to their business planning and management of their businesses and could adversely affect their financial results, including, but not limited to, the value of their assets.  NextEra Energy and FPL must periodically apply for licenses and permits from various local, state, federal and other regulatory authorities and abide by their respective conditions.  Should NextEra Energy or FPL be unsuccessful in obtaining necessary licenses or permits on acceptable terms, should there be a delay in obtaining or renewing necessary licenses or permits or should regulatory authorities initiate any investigations or enforcement actions or impose penalties or disallowances on NextEra Energy or FPL, NextEra Energy’s and FPL’s businesses could be adversely affected.

NextEra Energy’s and FPL’s financial results could be negatively affected if they or their rate-regulated businesses are unable to recover, in a timely manner, certain costs, a return on certain assets or an appropriate return on capital from customers through regulated rates and, in the case of FPL, cost recovery clauses.

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FPL is a regulated entity subject to the jurisdiction of the Florida Public Service Commission (FPSC) over a wide range of business activities, including, among other items, the retail rates charged to its customers, the terms and conditions of its services, procurement of electricity for its customers, issuance of securities, transfers of some utility assets and facilities to affiliates, and aspects of the siting and operation of its generating plants and transmission and distribution systems for the sale of electric energy.  Lone Star Transmission, LLC (Lone Star), which is a wholly-owned subsidiary of NextEra Energy, is a regulated entity subject to the jurisdiction of the Public Utility Commission of Texas (PUCT) over a wide range of business activities.  The FPSC and PUCT have the authority to disallow recovery by FPL and Lone Star, respectively, of costs that it considers excessive or imprudently incurred.  The regulatory process, which may be adversely affected by the political, regulatory and economic environment in Florida, Texas and elsewhere, can restrict NextEra Energy’s and FPL’s ability to grow earnings and does not provide any assurance as to achievement of authorized or other earnings levels.  NextEra Energy’s and FPL’s financial results could be materially adversely affected if any material amount of costs, a return on certain assets or an appropriate return on capital cannot be recovered through base rates, cost recovery clauses or other regulatory mechanisms.

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Decisions of the FPSC and the PUCT have been and, in the future, may be adversely affected by the local and national political, regulatory and economic environment and may adversely affect the financial results of NextEra Energy and FPL.  These decisions may require, for example, NextEra Energy or FPL to cancel or delay planned development activities and to reduce or delay other planned capital expenditures which could reduce the earnings potential of NextEra Energy and FPL.

NextEra Energy and FPL are subject to federal regulatory compliance and proceedings which have significant compliance costs and expose them to substantial monetary penalties and other sanctions.

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In addition to the regulatory risks that may affect NextEra Energy and FPL described above, the extensive federal regulation of the operations of NextEra Energy and FPL exposes the companies to significant and increasing compliance costs.  NextEra Energy and FPL also are subject to costs and other potentially adverse effects of regulatory investigations, proceedings, settlements, decisions and claims, including, among other items, potentially significant monetary penalties for non-compliance.  As an example, under the Energy Policy Act of 2005, NextEra Energy and FPL, as owners and operators of bulk power transmission systems and/or electric generation facilities, are subject to mandatory reliability standards.  Compliance with these mandatory reliability standards may subject NextEra Energy and FPL to higher operating costs and may result in increased capital expenditures.  If FPL or NextEra Energy is found not to be in compliance with these standards, it may incur substantial monetary penalties and other sanctions.

NextEra Energy and FPL may be adversely affected by increased governmental and regulatory scrutiny or negative publicity.

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From time to time, political and public sentiment may result in a significant amount of adverse press coverage and other adverse public statements affecting NextEra Energy and FPL.  Adverse press coverage and other adverse statements may result in investigations by regulators, legislators and law enforcement officials or in lawsuits.  Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from NextEra Energy’s and FPL’s businesses.  Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can also have a negative impact on the reputation of NextEra Energy and FPL and on the morale and performance of their employees, which could adversely affect their financial results.

NextEra Energy’s and FPL’s businesses are subject to risks associated with legislative and regulatory initiatives.

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NextEra Energy and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives, including, for example, initiatives regarding regulation, deregulation or restructuring of the energy industry and regulation of the commodities trading and derivatives markets.  NextEra Energy and its subsidiaries will need to adapt to any changes and may face increasing costs and competitive pressures in doing so.  NextEra Energy produces the majority of its electricity from clean and renewable fuels, such as nuclear, natural gas and wind, operates in the competitive segment of the electric industry, has targeted the competitive segments of the electric industry for some of its future growth and relies on the efficient operation of the commodities trading and derivatives markets.  NextEra Energy’s financial results and growth prospects could be adversely affected as a result of new, or changes in, laws, regulations or interpretations, or other regulatory initiatives, including, but not limited to, those that reverse or restrict the competitive restructuring of the energy industry or the effective operation of the commodities trading or derivatives markets.

NextEra Energy and FPL are subject to numerous environmental laws and regulations that require capital expenditures, increase their cost of operations and may expose them to liabilities.

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NextEra Energy and FPL are subject to domestic and foreign environmental laws and regulations, including, but not limited to, extensive federal, state, and local environmental statutes, rules and regulations relating to air quality, water quality and usage, climate change, greenhouse gas (GHG), including, but not limited to, carbon dioxide (CO2) emissions, waste management, hazardous wastes, marine, avian and other wildlife mortality and habitat protection, natural resources, health, safety and renewable portfolio standards (RPS) that could, among other things, prevent or delay the development of power generation, power or natural gas transmission, or other infrastructure projects, restrict the output of some existing facilities, limit the use of some fuels required for the production of electricity, require additional pollution control equipment, and otherwise increase costs or limit or eliminate certain operations.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future as a result of new legislation, the current trend toward more stringent standards, and stricter and more expansive application of existing environmental regulations.  For example, among other potential or pending changes described elsewhere in this report, the process of hydraulic fracturing or similar technologies to drill for natural gas and related compounds used by NextEra Energy's gas infrastructure business are currently being debated for potential regulation at the state and federal levels.  Violations of current or future laws, rules and regulations could expose NextEra Energy and FPL to regulatory proceedings, disputes with, and legal challenges by, third parties, and potentially significant civil fines, criminal penalties and other sanctions.

NextEra Energy’s and FPL’s businesses could be negatively affected by federal or state laws or regulations mandating new or additional limits on the production of GHG emissions.

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Federal or state laws or regulations may be adopted that would impose new or additional limits on GHG, including, but not limited to, CO2 and methane, from electric generating units storing and combusting fossil fuels like coal and natural gas.  The potential effects of such GHG emission limits on NextEra Energy’s and FPL’s electric generating units are subject to significant uncertainties based on, among other things, the timing of the implementation of any new requirements, the required levels of emission reductions, the nature of any market-based or tax-based mechanisms adopted to facilitate reductions, the relative availability of GHG emission reduction offsets, the development of cost-effective, commercial-scale carbon capture and storage technology and supporting regulations and liability mitigation measures, and the range of available compliance alternatives.  While NextEra Energy’s and FPL’s electric generating units emit GHGs at a lower rate of emissions than most of the U.S. electric generation sector, the financial results of NextEra Energy and FPL could be adversely affected to the extent that any new GHG emission limits, among other potential impacts:

•	create substantial additional costs in the form of taxes or emission allowances;

•	make some of NextEra Energy’s and FPL’s electric generating units uneconomical to operate in the long term;

•	require significant capital investment in carbon capture and storage technology, fuel switching, or the replacement of high-emitting generation facilities with lower-emitting generation facilities; or

•	affect the availability or cost of fossil fuels.

The construction, operation and maintenance of nuclear generation facilities involve risks that could result in fines or the closure of nuclear generation facilities owned by NextEra Energy or FPL and in increased costs and capital expenditures.

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Together, FPL and NextEra Energy’s other subsidiaries own, or hold undivided interests in, eight nuclear generation units in four states.  The construction, operation and maintenance of the facilities involve inherent risks, including, but not limited to, the following:

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The nuclear generation facilities are subject to environmental, health and financial risks, such as risks relating to site storage of spent nuclear fuel, the disposition of spent nuclear fuel, leakage and emissions of tritium and other radioactive elements in the event of a nuclear accident or otherwise, the threat of a terrorist attack and other potential liabilities arising out of the ownership or operation of the facilities.  Although NextEra Energy and FPL maintain decommissioning funds and external insurance coverage which are intended to reduce the financial exposure to some of these risks, the cost of decommissioning the facilities could exceed the amount available in the decommissioning funds, and the liability and property damages could exceed the amount of insurance coverage.  In the event of an incident at any nuclear generation facility in the United States or at certain nuclear generation facilities in Europe, NextEra Energy and FPL could be assessed significant retrospective assessments and/or retrospective insurance premiums as a result of their participation in a secondary financial protection system and a nuclear insurance mutual company.

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The U.S. Nuclear Regulatory Commission (NRC) has broad authority to impose licensing and safety-related requirements for the construction of nuclear generation facilities, the addition of capacity at existing nuclear generation facilities, and the operation and maintenance of nuclear generation facilities, and such requirements are subject to change.  In the event of non-compliance, the NRC has the authority to impose fines or shut down a nuclear generation facility, or to take both of these actions, depending upon its assessment of the severity of the situation, until compliance is achieved.  NRC orders or new regulations related to increased security measures and any future safety requirements promulgated by the NRC could require NextEra Energy and FPL to incur substantial operating and capital expenditures at their nuclear generation facilities.  In addition, any serious nuclear incident occurring at a NextEra Energy or FPL plant could result in substantial remediation costs and other expenses.  A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear generation facility.  An incident at a nuclear facility anywhere in the world also could cause the NRC to impose additional conditions or other requirements on the industry, which could increase costs and result in additional capital expenditures.

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The operating licenses for NextEra Energy’s and FPL’s nuclear generation facilities extend through at least 2030.  If any of NextEra Energy’s or FPL’s nuclear generation units cannot be operated through the end of their respective operating licenses, NextEra Energy or FPL may be required to increase depreciation rates, incur impairment charges and accelerate future decommissioning expenditures, which could adversely affect their financial results.

•	Terrorist threats and increased public scrutiny of nuclear generation facilities could result in increased nuclear licensing or compliance costs which are difficult or impossible to predict.

NextEra Energy’s and FPL’s operating results could suffer if they do not proceed with projects under development or are unable to complete the construction of, or capital improvements to, generation, transmission, distribution or other facilities on schedule or within budget.

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NextEra Energy and FPL may incur significant costs for development of projects, including, but not limited to, preliminary engineering, permitting, legal and other expenses before it can be established whether a project is feasible, economically attractive, capable of being financed or, in some cases, approved for regulatory recoveries.  The ability of NextEra Energy and FPL to complete construction of, and capital improvement projects for, their generation, transmission, distribution, gas infrastructure and other facilities on schedule and within budget may be adversely affected by escalating costs for materials and labor and regulatory compliance, inability to obtain or renew necessary licenses, rights-of-way, permits or other approvals on acceptable terms, delays in obtaining or renewing necessary licenses, permits, rights-of-way and other approvals, disputes involving contractors, labor organizations, land owners and other third parties, negative publicity, transmission interconnection issues and other factors or failures.  If any development project or construction or capital improvement project is not completed or is delayed or subject to cost overruns, NextEra Energy's and FPL's operational and financial results may be adversely affected.  In any such event, among other matters, NextEra Energy and FPL could be subject to additional costs, which, in some cases, may not be recoverable through regulatory mechanisms, and could result in delay or termination payments and other damages under committed contracts, loss of tax credits and the write-off of their investment in the project.

The operation and maintenance of power generation, transmission and distribution facilities involve significant risks that could adversely affect the financial results of NextEra Energy and FPL.

•	The operation and maintenance of power generation, transmission and distribution facilities involve many risks, such as those identified elsewhere in these risk factors and those arising due to:

•	risks of start-up operations;

•	failures in the supply, availability or transportation of fuel;

•	the impact of unusual or adverse weather conditions, including, but not limited to, natural disasters such as hurricanes, floods, earthquakes and droughts;

•	performance below expected or contracted levels of output or efficiency;

•	breakdown or failure of equipment, transmission and distribution lines or pipelines;

•	availability of replacement equipment;

•	risks of human injury from energized equipment;

•	availability of adequate water resources and ability to satisfy water discharge requirements;

•	inability to properly manage or mitigate known equipment defects throughout NextEra Energy’s and FPL’s generation fleets and transmission and distribution systems;

•	use of new or unproven technology; and

•	dependence on a specific fuel source.

The occurrence of any of these effects or events could result in, among other matters, lost revenues due to prolonged outages, increased expenses due to monetary penalties or fines, replacement equipment costs or an obligation to purchase or generate replacement power at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses.  Breakdown or failure of an operating facility of NextEra Energy, for example, may prevent NextEra Energy from performing under applicable power sales agreements which, in some situations, could result in termination of the agreement or subject NextEra Energy to liability for liquidated damages.  The operation and maintenance of NextEra Energy’s gas infrastructure and power transmission businesses also are subject to many of the foregoing risks or substantially similar risks.

NextEra Energy and FPL are subject to operating risks associated with their natural gas and oil storage and pipeline infrastructure, and the use of such fuels in their generation facilities.

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NextEra Energy’s and FPL’s operations are subject to operating risks incident to handling, storing, transporting and consuming natural gas, natural gas liquids and oil including, but not limited to, adverse weather conditions, explosions, pollution, release of toxic substances, fires and other hazards, any of which could result in damage to or destruction of their facilities and other property or human injury.  If any of these events were to occur, NextEra Energy and FPL could suffer substantial losses.  Moreover, as a result of any such event, NextEra Energy and FPL may be from time to time a defendant in related legal proceedings.  As a result, NextEra Energy’s and FPL’s financial results and liquidity could be materially adversely affected if a significant event occurs that is not fully covered by insurance.

NextEra Energy’s competitive energy business is subject to development and operating risks that could limit the revenue growth of this business and have other negative effects on NextEra Energy’s financial results.

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To operate successfully in the competitive wholesale energy markets, NextEra Energy must, among other things, efficiently develop and operate its generating assets, procure adequate supplies of fuel and associated transportation at acceptable prices, successfully and timely complete project restructuring activities, maintain the qualifying facility status of certain projects and complete its energy deliveries in a timely manner.  Its ability to do so is subject to a variety of risks.  In addition to risks such as those identified elsewhere in these risk factors, risks that specifically affect NextEra Energy’s success in competitive wholesale markets and in the gas infrastructure business include:

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NextEra Energy may face increased competition, including, but not limited to, from other and new sources of power generation, excess generation capacity and shifting demand for power, legal and regulatory developments and general economic conditions.  Risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project agreements may impede development activities.

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There can be significant volatility in market prices for fuel, electricity and renewable and other energy commodities.  NextEra Energy’s inability or failure to hedge effectively its assets or positions against changes in commodity prices, volumes, interest rates, counterparty credit risk or other risk measures could significantly impair NextEra Energy’s financial results.

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A portion of NextEra Energy’s power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may increase the volatility of NextEra Energy’s financial results.

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NextEra Energy depends upon power transmission and natural gas transportation facilities owned and operated by others.  If transmission or transportation of sufficient power or natural gas is unavailable or disrupted, NextEra Energy’s ability to sell and deliver its wholesale power or natural gas may be limited.

NextEra Energy’s competitive energy business is dependent on continued public policy support and governmental support for renewable energy, particularly wind and solar projects.

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NextEra Energy’s competitive energy business, NextEra Energy Resources, LLC (NextEra Energy Resources), depends heavily on government policies that support renewable energy and enhance the economic feasibility of developing wind and solar energy projects.  The federal government, a majority of the 50 U.S. states and portions of Canada and Spain provide incentives, such as tax incentives, RPS or feed-in tariffs, that support the sale of energy from renewable sources, such as wind and solar energy.  The applicable legislation often grants the relevant state public utility commission the ability to reduce electric supply companies’ obligations to meet the requirements in specified circumstances.  Any reduction or elimination of existing supportive policies, including, but not limited to, RPS or feed-in tariffs, and ultimately any failure to renew or increase existing supportive policies, could result in less demand for generation from NextEra Energy’s wind and solar energy projects.

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The American Recovery and Reinvestment Act of 2009, as amended, includes, among other things, provisions that allow companies building wind facilities the option to choose among the following three investment cost recovery mechanisms: (1) production tax credits which were extended for wind facilities placed in service prior to 2013, (2) investment tax credits (ITCs) of 30% of the cost for qualifying wind facilities placed in service prior to 2013, or (3) an election to receive a cash grant of 30% of the cost of qualifying wind facilities placed in service in 2009, 2010 or 2011, or if construction began prior to December 31, 2011 and the wind facility is placed in service prior to 2013.  An election to receive a cash grant of 30% in lieu of the 30% ITC also applies to the cost of qualifying solar facilities placed in service in either 2009, 2010 or 2011, or if construction began prior to December 31, 2011 and the solar facility is placed in service prior to 2017.  In order for NextEra Energy to continue to economically develop wind and solar energy projects in the future, it will need to utilize the investment cost recovery mechanisms currently available as well as requiring similar public policy support in the future.

NextEra Energy and FPL are subject to credit and performance risk from customers, counterparties and vendors.

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NextEra Energy and FPL are exposed to risks associated with the creditworthiness and performance of their customers, hedging counterparties and vendors under contracts for the supply of equipment, materials, fuel and other goods and services required for their business operations and for the construction and operation of, and for capital improvements to, their facilities.  Adverse conditions in the energy industry or the general economy, as well as circumstances of individual customers, counterparties and vendors, may affect the ability of some customers, counterparties and vendors to perform as required under their contracts.  If any counterparty or vendor fails to fulfill its contractual obligations, NextEra Energy and FPL may need to make arrangements with other counterparties or vendors, which could result in higher costs, untimely completion of power generation facilities and other projects, and/or a disruption of their operations.  If a defaulting counterparty is in poor financial condition, NextEra Energy and FPL may not be able to recover damages for any contract breach.

NextEra Energy’s and FPL’s financial results may continue to be negatively affected by slower customer growth and customer usage.

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NextEra Energy’s and FPL’s results of operations are affected by the growth in customer accounts and by customer usage, each of which directly influences the demand for electricity and the need for additional power generation and power delivery facilities.  A lack of growth or slower growth in the number of retail customers or in non-weather related customer usage, such as that which has occurred over the past several years, could adversely affect NextEra Energy’s and FPL’s results of operations.  Customer growth and customer usage are affected by a number of factors outside the control of NextEra Energy and FPL, such as mandated energy efficiency measures, demand side management goals, and economic and demographic conditions, such as population, job and income growth, housing starts and new business formation.  NextEra Energy’s and FPL’s financial results may also be adversely affected by FPL’s ability to negotiate or renegotiate franchise agreements on acceptable terms with municipalities and counties in Florida.  As a result, NextEra Energy and FPL may make, but not fully realize the anticipated benefits from, significant investments and expenditures, which could adversely affect their financial results.

NextEra Energy’s and FPL’s financial results are subject to risks associated with weather conditions, such as the impact of severe weather.

•
NextEra Energy’s and FPL’s financial results can be negatively affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy and energy-related commodities, and can affect the production of electricity at power generating facilities, including, but not limited to, wind, solar and hydro-powered facilities.  For example, the level of wind resource affects the results of operations of wind generating facilities.  Since the levels of wind, solar and hydro resources are variable and difficult to predict, NextEra Energy’s results of operations for individual wind, solar and hydro facilities vary or may vary significantly from period to period depending on the level of available resources.  To the extent that resources are not available at planned levels, the returns from these facilities may be less than expected.

•
In addition, NextEra Energy’s and FPL’s financial results would be affected by the impact of severe weather, such as hurricanes, floods and earthquakes, which can be destructive and cause power outages and property damage, reduce revenue, affect fuel supply, and require NextEra Energy and FPL to incur additional costs to restore service and repair damaged facilities.  As a company that provides electric service throughout most of the east and lower west coasts of Florida, FPL operates in an area that historically has been more prone to severe weather events, such as hurricanes.  A disruption or failure of electric generation, transmission or distribution systems or natural gas production, transmission, storage or distribution systems in the event of a hurricane, tornado, or other severe weather event, or otherwise, could prevent NextEra Energy and FPL from operating their businesses in the normal course and could result in any of the adverse consequences described above.  At FPL and other regulated businesses of NextEra Energy, recovery of costs to restore service and repair damaged facilities is or may be subject to regulatory approval, and any determination by the regulator not to permit timely and full recovery of the costs incurred would result in a negative financial impact on NextEra Energy and FPL.

Disruptions, uncertainty or volatility in the credit and capital markets may negatively affect NextEra Energy’s and FPL’s ability to fund their liquidity and capital needs and to meet their growth objectives, and can also adversely affect the results of operations and financial condition of NextEra Energy and FPL and exert downward pressure on the market price of NextEra Energy’s common stock.

•
NextEra Energy and FPL rely on access to capital and credit markets as significant sources of liquidity for capital requirements and other operations requirements that are not satisfied by operating cash flows.  Disruptions, uncertainty or volatility in those capital and credit markets, such as conditions that have existed in the recent past, could increase NextEra Energy’s and FPL’s cost of capital.  If NextEra Energy or FPL is unable to access regularly the capital and credit markets on terms that are reasonable, it may have to delay raising capital, issue shorter-term securities and incur an unfavorable cost of capital, which, in turn, could adversely affect its ability to grow its businesses and could contribute to lower earnings and reduced financial flexibility.  The market price and trading volume of NextEra Energy’s common stock are subject to fluctuations as a result of, among other factors, general stock market conditions and changes in market sentiment regarding the operations, business, growth prospects and financing strategies of NextEra Energy and its subsidiaries.

•
Although NextEra Energy’s competitive energy subsidiaries have used non-recourse or limited-recourse, project-specific financing in the past, market conditions and other factors could adversely affect the future availability of such financing.  The inability of NextEra Energy’s subsidiaries to access the capital and credit markets to provide project-specific financing for electric-generating and other energy facilities on favorable terms, whether because of disruptions or volatility in those markets or otherwise, could necessitate additional capital raising or borrowings by NextEra Energy and/or NextEra Energy Capital Holdings, Inc. (Capital Holdings) in the future.

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The inability of subsidiaries that have existing project-specific financing arrangements to meet the requirements of various agreements relating to those financings could give rise to a project-specific financing default which, if not cured or waived, might result in the specific project, and potentially in some limited instances its parent companies, being required to repay the associated debt or other borrowings earlier than otherwise anticipated, and if such repayment were not made, the lenders or security holders would generally have rights to foreclose against the project assets and related collateral, any of which actions could negatively affect NextEra Energy’s financial results, as well as the availability or terms of future financings for NextEra Energy or its subsidiaries.

NextEra Energy’s, Capital Holdings’ and FPL’s inability to maintain their current credit ratings may adversely affect NextEra Energy’s and FPL’s liquidity, limit the ability of NextEra Energy and FPL to grow their businesses, and increase interest costs, while the liquidity of the companies also could be impaired by the inability of their credit providers to maintain their current credit ratings or to fund their credit commitments.

•
The inability of NextEra Energy, Capital Holdings and FPL to maintain their current credit ratings could adversely affect their ability to raise capital or obtain credit on favorable terms, which, in turn, could impact NextEra Energy’s and FPL’s ability to grow their businesses and service indebtedness and repay borrowings, and would likely increase their interest costs.  Some of the factors that can affect credit ratings are cash flows, liquidity, the amount of debt as a component of total capitalization, and political, legislative and regulatory actions.  There can be no assurance that one or more of the ratings of NextEra Energy, Capital Holdings and FPL will not be lowered or withdrawn entirely by a rating agency.

•
The inability of NextEra Energy’s, Capital Holdings’ and FPL’s credit providers to maintain credit ratings acceptable under various agreements, or to fund their credit commitments, could require NextEra Energy, Capital Holdings or FPL, among other things, to renegotiate requirements in agreements, find an alternative credit provider with acceptable credit ratings to meet funding requirements, or post cash collateral.

The use of derivative contracts by NextEra Energy and FPL in the normal course of business could result in financial losses or the payment of margin cash collateral that could adversely affect their financial results and liquidity.

•
NextEra Energy and FPL use derivative instruments, such as swaps, options, futures and forwards, some of which are traded in the over-the-counter (OTC) markets or on exchanges, to manage their commodity and financial market risks, and for NextEra Energy to engage in trading and marketing activities.  NextEra Energy could recognize financial losses as a result of volatility in the market values of these derivative instruments or if a counterparty fails to perform or make payments under these derivative instruments.  NextEra Energy also could suffer a reduction in operating cash flows as a result of the requirement to post margin cash collateral.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management’s judgment or use of estimates.  Although NextEra Energy and FPL execute transactions in derivative instruments on either recognized exchanges or via the OTC markets, depending on the most favorable credit and market execution factors, there is greater volatility and less liquidity in transactions executed in OTC markets and, as a result, NextEra Energy and FPL may not be able to execute such transactions in times of market volatility.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments.  In addition, FPL’s use of such instruments could be subject to prudence challenges and, if found imprudent, could result in disallowances of cost recovery for such use by the FPSC.

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NextEra Energy provides full energy and capacity requirement services, which include, for example, load-following services and various ancillary services, primarily to distribution utilities to satisfy all or a portion of such utilities’ power supply obligations to their customers.  The supply costs for these transactions may be affected by a number of factors, including, but not limited to, events that may occur after NextEra Energy has committed to supply power, such as weather conditions, fluctuating prices for energy and ancillary services, and the ability of the distribution utilities’ customers to elect to receive service from competing suppliers.  If the supply costs are not favorable, NextEra Energy’s operating costs could increase and adversely affect its results of operations.

•
NextEra Energy is an active participant in energy markets.  The liquidity of regional energy markets is an important factor in the company's ability to manage risks in these operations.  Over the past several years, other market participants have ceased or significantly reduced their activities in energy markets as a result of several factors, including, but not limited to, government investigations, changes in market design, and deteriorating credit quality.  Liquidity in the energy markets can be adversely affected by price volatility, restrictions on the availability of credit, and other factors.  As a result, reductions in liquidity may restrict the ability of NextEra Energy to manage its risks, and this could negatively affect NextEra Energy’s financial results.

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NextEra Energy and FPL have hedging and trading procedures and associated risk management tools, such as separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms, that may not work as planned.  Risk management tools and metrics such as daily value at risk, earnings at risk, stop loss limits and liquidity guidelines are based on historical price movements.  If price movements significantly or persistently deviate from historical behavior, the risk management tools may not protect against significant losses.  As a result of these and other factors, NextEra Energy and FPL cannot predict with precision the impact that risk management decisions may have on their financial results and liquidity.

NextEra Energy’s and FPL’s financial results and liquidity could be materially adversely affected if the rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) broaden the scope of its provisions regarding the regulation of OTC financial derivatives and make them applicable to NextEra Energy and FPL.

•
The Dodd-Frank Act was enacted into law in July 2010 which, among other things, provides for the regulation of the OTC derivatives market.  While the legislation is broad and detailed, substantial portions of the legislation require implementing rules to be adopted by federal governmental agencies including, but not limited to, the U.S. Securities and Exchange Commission and the U.S. Commodity Futures Trading Commission.  NextEra Energy and FPL cannot predict the final rules that will be adopted to implement the OTC derivatives market provisions of the Dodd-Frank Act.  Those rules could negatively affect NextEra Energy’s and FPL’s ability to hedge their commodity and interest rate risks, which could have a material adverse effect on NextEra Energy’s and FPL’s financial results.  The rules also could require NextEra Energy Resources to restructure part of its energy marketing and trading operations or to discontinue certain portions of its business.  In addition, if the rules require NextEra Energy and FPL to post cash collateral with respect to swap transactions, NextEra Energy’s and FPL’s liquidity could be materially adversely affected, and their ability to enter into OTC derivatives to hedge commodity and interest rate risks could be significantly limited.  Reporting and compliance requirements of the rules also could significantly increase operating costs and expose NextEra Energy and FPL to penalties for non-compliance.

NextEra Energy’s ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including, but not limited to, the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

•
NextEra Energy is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry in general.  In addition, NextEra Energy may be unable to identify attractive acquisition opportunities at favorable prices and to complete and integrate them successfully and in a timely manner.

NextEra Energy may be unable to meet its ongoing and future financial obligations and to pay dividends on its common stock if its subsidiaries are unable to pay upstream dividends or repay funds to NextEra Energy or if NextEra Energy is required to perform under guarantees of obligations of its subsidiaries.

•
NextEra Energy is a holding company and, as such, has no material operations of its own.  Substantially all of NextEra Energy’s consolidated assets are held by subsidiaries.  NextEra Energy’s ability to meet its financial obligations, including, but not limited to, its guarantees, and to pay dividends on its common stock is primarily dependent on the subsidiaries’ net income and cash flows, which are subject to the risks of their respective businesses, and their ability to pay upstream dividends or to repay funds to NextEra Energy.  The subsidiaries have financial obligations, including, but not limited to, payment of debt service, which they must satisfy before they can fund NextEra Energy.  NextEra Energy’s subsidiaries are separate legal entities and have no obligation to provide NextEra Energy with funds for its payment obligations.  In addition, the dividend-paying ability of some of the subsidiaries is limited by contractual restrictions which are contained in outstanding financing agreements and which may be included in future financing agreements.  The future enactment of laws or regulations also may prohibit or restrict the ability of NextEra Energy's subsidiaries to pay upstream dividends or to repay funds.  NextEra Energy guarantees many of the obligations of its consolidated subsidiaries, other than FPL, through guarantee agreements with Capital Holdings.  These guarantees may require NextEra Energy to provide substantial funds to its subsidiaries or their creditors or counterparties at a time when NextEra Energy is in need of liquidity to fund its own obligations or to pay dividends.  In addition, in the event of a subsidiary’s liquidation or reorganization, NextEra Energy’s right to participate in a distribution of assets is subject to the prior claims of the subsidiary’s creditors.

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could adversely affect NextEra Energy’s and FPL’s financial results, financial condition and liquidity.

•
NextEra Energy’s and FPL’s provision for income taxes and reporting of tax-related assets and liabilities requires significant judgments and the use of estimates.  Amounts of tax-related assets and liabilities involve judgments and estimates of the timing and probability of recognition of income, deductions and tax credits, including, but not limited to, estimates for potential adverse outcomes regarding tax positions that have been taken and the ability to utilize tax benefit carryforwards, such as net operating loss and tax credit carryforwards.  Actual income taxes could vary significantly from estimated amounts due to the future impacts of, among other things, changes in tax laws, regulations and interpretations, financial condition and results of operations of NextEra Energy and its subsidiaries, including, but not limited to, FPL, as well as the resolution of audit issues raised by taxing authorities.  Ultimate resolution of income tax matters may result in material adjustments to tax-related assets and liabilities which could negatively affect NextEra Energy’s and FPL’s financial results, financial condition and liquidity.

NextEra Energy’s and FPL’s retail businesses are subject to the risk that sensitive customer data may be compromised, which could result in an adverse impact to their reputation and/or the financial results of the retail business.

•
NextEra Energy’s and FPL’s retail businesses require access to sensitive customer data in the ordinary course of business.  NextEra Energy’s and FPL’s retail businesses may also need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center services, to the retail businesses.  If a significant breach occurred, the reputation of NextEra Energy and FPL could be adversely affected, customer confidence could be diminished, customer information could be used for identity theft purposes, NextEra Energy and FPL would be subject to costs associated with the breach and/or NextEra Energy and FPL could be subject to fines and legal claims, any of which may have a negative impact on the businesses and/or NextEra Energy’s and FPL’s financial results.

A failure in NextEra Energy’s and FPL’s operational systems or infrastructure, or those of third parties, could impair their liquidity, disrupt their businesses, result in the disclosure of confidential information and adversely affect their financial results.

•
NextEra Energy’s and FPL’s businesses are highly dependent on their ability to process and monitor, on a daily basis, a very large number of transactions, many of which are highly complex, and cross numerous and diverse markets.  Due to the size, scope and geographical reach of NextEra Energy’s and FPL’s businesses, and due to the complexity of the process of power generation, transmission and distribution, the development and maintenance of NextEra Energy’s and FPL’s operational systems and infrastructure is challenging.  NextEra Energy's and FPL’s operating systems and facilities may fail to operate properly or become disabled as a result of events that are either within, or wholly or partially outside, their control, such as operator error, severe weather or terrorist activities.  Any such failure or disabling event could adversely affect NextEra Energy’s and FPL’s ability to process transactions and provide services, and their financial results and liquidity.

•
NextEra Energy and FPL add, modify and replace information systems on a regular basis.  Modifying existing information systems or implementing new or replacement information systems is costly and involves risks, including, but not limited to, integrating the modified, new or replacement system with existing systems and processes, implementing associated changes in accounting procedures and controls, and ensuring that data conversion is accurate and consistent.  Any disruptions or deficiencies in existing information systems, or disruptions, delays or deficiencies in the modification or implementation of new information systems, could result in increased costs, the inability to track or collect revenues, the diversion of management’s and employees’ attention and resources, and could negatively impact the effectiveness of the companies’ control environment, and/or the companies’ ability to timely file required regulatory reports.

•
NextEra Energy and FPL also face the risks of operational failure, termination, or capacity constraints of third parties, including, but not limited to, those who provide power transmission and natural gas transportation services.

Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt NextEra Energy’s and FPL’s businesses, or the businesses of third parties, may impact the operations of NextEra Energy and FPL in unpredictable ways and could adversely affect NextEra Energy’s and FPL’s financial results and liquidity.

•
NextEra Energy and FPL are subject to the potentially adverse operating and financial effects of terrorist acts and threats, as well as cyber attacks and other disruptive activities of individuals or groups.  NextEra Energy’s and FPL’s generation, transmission and distribution facilities, fuel storage facilities, information technology systems and other infrastructure facilities and systems and physical assets, could be direct targets of, or indirectly affected by, such activities.  Terrorist acts or other similar events could harm NextEra Energy’s and FPL’s businesses by limiting their ability to generate, purchase or transmit power and by delaying their development and construction of new generating facilities and capital improvements to existing facilities.  These events, and governmental actions in response, could result in a material decrease in revenues and significant additional costs to repair and insure NextEra Energy’s and FPL’s assets, and could adversely affect NextEra Energy’s and FPL’s operations by contributing to disruption of supplies and markets for natural gas, oil and other fuels.  They could also impair NextEra Energy’s and FPL’s ability to raise capital by contributing to financial instability and lower economic activity.

•
NextEra Energy and FPL operate in a highly regulated industry that requires the continued operation of sophisticated information technology systems and network infrastructure.  Despite NextEra Energy’s and FPL’s implementation of security measures, all of their technology systems are vulnerable to disability, failures or unauthorized access due to such activities.  If NextEra Energy’s or FPL’s technology systems were to fail or be breached and be unable to recover in a timely way, NextEra Energy and FPL would be unable to fulfill critical business functions, and sensitive confidential and other data could be compromised, which could have a material adverse effect on NextEra Energy’s and FPL’s financial results.

•
The implementation of security guidelines and measures and maintenance of insurance, to the extent available, addressing such activities could increase costs.  These types of events could materially adversely affect NextEra Energy’s and FPL’s financial results.  In addition, these types of events could require significant management attention and resources, and could adversely affect NextEra Energy’s and FPL’s reputation among customers and the public.

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A disruption of the regional electric transmission grid, natural gas pipeline infrastructure or other fuel sources, could negatively impact NextEra Energy’s and FPL’s businesses.  Because generation, transmission systems and natural gas pipelines are part of an interconnected system, NextEra Energy and FPL face the risk of possible loss of business due to a disruption caused by the impact of an event on the interconnected system (such as severe weather or a generator or transmission facility outage, pipeline rupture, or a sudden and significant increase or decrease in wind generation) within NextEra Energy’s and FPL’s systems or within a neighboring system.  Any such disruption could have a material adverse effect on NextEra Energy’s and FPL’s financial results.

The ability of NextEra Energy and FPL to obtain insurance and the terms of any available insurance coverage could be adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NextEra Energy’s and FPL’s insurance coverage may not provide protection against all significant losses.

•
The ability of NextEra Energy and FPL to obtain insurance, as well as the cost and coverage of such insurance, could be affected by developments affecting their businesses, as well as by international, national, state or local events, as well as the financial condition of insurers.  Insurance coverage may not continue to be available at all or at rates or on terms similar to those presently available to NextEra Energy and FPL.  A loss for which NextEra Energy and FPL are not fully insured could materially and adversely affect their financial results.  NextEra Energy’s and FPL’s insurance may not be sufficient or effective under all circumstances and against all hazards or liabilities to which the companies may be subject.

The businesses and financial results of NextEra Energy and FPL could be negatively affected by the lack of a qualified workforce, work strikes or stoppages and increasing personnel costs.

•
NextEra Energy and FPL may not be able effectively and profitably to obtain new customers, or grow their customer base, service existing customers and meet their other business plan goals if they do not attract and retain a qualified workforce.  The lack of a qualified workforce, including, for example, the loss or retirement of key executives and other employees, may adversely affect service and productivity and contribute to higher training and safety costs.  Over the next several years, a significant portion of NextEra Energy’s and FPL’s workforce, including, but not limited to, many workers with specialized skills maintaining and servicing the nuclear generation facilities and electrical infrastructure, will be eligible to retire.  Such highly skilled individuals may not be able to be replaced quickly due to the technically complex work they perform.  Personnel costs also may increase due to inflationary or competitive pressures on payroll and benefits costs and revised terms of collective bargaining agreements with union employees.  Employee strikes or work stoppages could disrupt operations and lead to a loss of customers and revenue.

Poor market performance and other economic factors could affect NextEra Energy’s and FPL’s nuclear decommissioning funds’ asset value or defined benefit pension plan’s funded status, which may adversely affect NextEra Energy’s and FPL’s liquidity and financial results.

•
NextEra Energy and FPL are required to maintain decommissioning funds to satisfy their future obligations to decommission their nuclear power plants.  In addition, NextEra Energy sponsors a qualified noncontributory defined benefit pension plan for substantially all employees of NextEra Energy and its subsidiaries.  A decline in the market value of the assets held in the decommissioning funds or in the defined benefit pension plan due to poor investment performance or other factors may increase the funding requirements for these obligations.  Moreover, NextEra Energy’s and FPL’s defined benefit pension plan is sensitive to changes in interest rates, since, as interest rates decrease the funding liabilities increase, potentially increasing benefits costs and funding requirements.  Any increase in benefits costs or funding requirements may have an adverse effect on NextEra Energy’s and FPL’s liquidity and financial results.

Increasing costs associated with health care plans may adversely affect NextEra Energy's and FPL's financial results.

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The costs of providing health care benefits to employees and retirees have increased substantially in recent years.  NextEra Energy and FPL believe that their employee benefit costs, including, but not limited to, costs related to health care plans for employees and former employees, will continue to rise.  The increasing costs and funding requirements associated with NextEra Energy's and FPL's health care plans may adversely affect the companies' financial results.

The risks described herein are not the only risks facing NextEra Energy and FPL.  Additional risks and uncertainties also may materially adversely affect NextEra Energy's or FPL's business, financial condition, future operating results and/or liquidity.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Three Months Ended June 30, 2011	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,801	$1,105	$55	$3,961

Operating Expenses
Fuel, purchased power and interchange	1,304	236	17	1,557
Other operations and maintenance	434	315	22	771
Impairment charges	-	51	-	51
Depreciation and amortization	212	189	7	408
Taxes other than income taxes and other	280	(15)	2	267
Total operating expenses	2,230	776	48	3,054

Operating Income (Loss)	571	329	7	907

Other Income (Deductions)
Interest expense	(96)	(135)	(25)	(256)
Equity in earnings of equity method investees	-	18	-	18
Allowance for equity funds used during construction	9	-	1	10
Interest income	-	6	10	16
Gains on disposal of assets - net	-	25	-	25
Other – net	1	6	-	7
Total other income (deductions) – net	(86)	(80)	(14)	(180)

Income (Loss) Before Income Taxes	485	249	(7)	727
Income Tax Expense (Benefit)	184	10	(47)	147

Net Income (Loss)	$301	$239	$40	$580

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$301	$239	$40	$580
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(78)	-	(78)
Other than temporary impairment losses - net	-	(2)	-	(2)

Adjusted Earnings (Loss)	$301	$159	$40	$500

Earnings (Loss) Per Share (assuming dilution)	$0.72	$0.57	$0.09	$1.38
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.19)	-	(0.19)
Other than temporary impairment losses - net	-	(0.01)	-	(0.01)

Adjusted Earnings (Loss) Per Share	$0.72	$0.37	$0.09	$1.18

Weighted-average shares outstanding (assuming dilution)				419

NextEra Energy Resources' (Energy Resources) financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Three Months Ended June 30, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,580	$965	$46	$3,591

Operating Expenses
Fuel, purchased power and interchange	1,205	236	14	1,455
Other operations and maintenance	424	312	16	752
Impairment charges	-	-	-	-
Depreciation and amortization	193	188	5	386
Taxes other than income taxes and other	257	31	1	289
Total operating expenses	2,079	767	36	2,882

Operating Income (Loss)	501	198	10	709

Other Income (Deductions)
Interest expense	(91)	(133)	(23)	(247)
Equity in earnings of equity method investees	-	15	-	15
Allowance for equity funds used during construction	9	-	-	9
Interest income	-	5	23	28
Gains on disposal of assets - net	-	9	-	9
Other – net	(1)	(11)	(17)	(29)
Total other income (deductions) – net	(83)	(115)	(17)	(215)

Income (Loss) Before Income Taxes	418	83	(7)	494
Income Tax Expense (Benefit)	153	(71)	(5)	77

Net Income (Loss)	$265	$154	$(2)	$417

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$265	$154	$(2)	$417
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	36	(1)	35
Other than temporary impairment losses - net	-	5	-	5

Adjusted Earnings (Loss)	$265	$195	$(3)	$457

Earnings (Loss) Per Share (assuming dilution)	$0.64	$0.38	$(0.01)	$1.01
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	0.09	-	0.09
Other than temporary impairment losses - net	-	0.01	-	0.01

Adjusted Earnings (Loss) Per Share	$0.64	$0.48	$(0.01)	$1.11

Weighted-average shares outstanding (assuming dilution)				411

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Six Months Ended June 30, 2011	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$5,047	$1,938	$109	$7,094

Operating Expenses
Fuel, purchased power and interchange	2,375	551	36	2,962
Other operations and maintenance	808	620	35	1,463
Impairment charges	-	51	-	51
Depreciation and amortization	354	370	16	740
Taxes other than income taxes and other	532	8	3	543

Total operating expenses	4,069	1,600	90	5,759

Operating Income (Loss)	978	338	19	1,335

Other Income (Deductions)
Interest expense	(187)	(271)	(52)	(510)
Equity in earnings of equity method investees	-	29	-	29
Allowance for equity funds used during construction	21	-	1	22
Interest income	1	11	25	37
Gains (losses) on disposal of assets - net	-	42	-	42
Other – net	(2)	9	1	8

Total other income (deductions) – net	(167)	(180)	(25)	(372)

Income (Loss) Before Income Taxes	811	158	(6)	963
Income Tax Expense (Benefit)	305	(146)	(44)	115

Net Income (Loss)	$506	$304	$38	$848

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$506	$304	$38	$848
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	47	-	47
Other than temporary impairment losses - net	-	(3)	-	(3)

Adjusted Earnings (Loss)	$506	$348	$38	$892

Earnings (Loss) Per Share (assuming dilution)	$1.21	$0.73	$0.09	$2.03
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	0.11	-	0.11
Other than temporary impairment losses - net	-	(0.01)	-	(0.01)

Adjusted Earnings (Loss) Per Share	$1.21	$0.83	$0.09	$2.13

Weighted-average shares outstanding (assuming dilution)				419

NextEra Energy Resources' (Energy Resources) financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Six Months Ended June 30, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$4,908	$2,212	$93	$7,213

Operating Expenses
Fuel, purchased power and interchange	2,312	457	35	2,804
Other operations and maintenance	797	589	25	1,411
Impairment charges	-	-	-	-
Depreciation and amortization	422	368	10	800
Taxes other than income taxes and other	483	64	3	550
Total operating expenses	4,014	1,478	73	5,565

Operating Income (Loss)	894	734	20	1,648

Other Income (Deductions)
Interest expense	(179)	(259)	(47)	(485)
Equity in earnings of equity method investees	-	23	-	23
Allowance for equity funds used during construction	15	-	-	15
Interest income	-	10	37	47
Gains (losses) on disposal of assets - net	-	48	-	48
Other – net	-	(15)	(17)	(32)
Total other income (deductions) – net	(164)	(193)	(27)	(384)

Income (Loss) Before Income Taxes	730	541	(7)	1,264
Income Tax Expense (Benefit)	274	20	(3)	291

Net Income (Loss)	$456	$521	$(4)	$973

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$456	$521	$(4)	$973
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(131)	1	(130)
Other than temporary impairment losses - net	-	1	-	1

Adjusted Earnings (Loss)	$456	$391	$(3)	$844

Earnings (Loss) Per Share (assuming dilution)	$1.11	$1.27	$(0.01)	$2.37
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.32)	-	(0.32)
Other than temporary impairment losses - net	-	-	-	-

Adjusted Earnings (Loss) Per Share	$1.11	$0.95	$(0.01)	$2.05

Weighted-average shares outstanding (assuming dilution)				411

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

June 30, 2011	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric utility plant in service and other property	$30,895	$19,531	$518	$50,944
Nuclear fuel	815	704	-	1,519
Construction work in progress	1,748	1,788	142	3,678
Less accumulated depreciation and amortization	(10,883)	(4,186)	(218)	(15,287)
Total property, plant and equipment – net	22,575	17,837	442	40,854

Current Assets
Cash and cash equivalents	41	171	75	287
Customer receivables, net of allowances	832	777	24	1,633
Other receivables	329	279	(108)	500
Materials, supplies and fossil fuel inventory	687	380	5	1,072
Regulatory assets:
Deferred clause and franchise expenses	359	-	-	359
Derivatives	141	-	-	141
Other	77	-	7	84
Derivatives	7	304	22	333
Other	197	189	18	404
Total current assets	2,670	2,100	43	4,813

Other Assets
Special use funds	2,744	1,161	-	3,905
Other investments	4	234	716	954
Prepaid benefit costs	1,062	-	236	1,298
Regulatory assets:
Securitized storm-recovery costs	550	-	-	550
Other	363	-	34	397
Derivatives	4	434	24	462
Other	156	986	182	1,324
Total other assets	4,883	2,815	1,192	8,890
Total Assets	$30,128	$22,752	$1,677	$54,557

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

June 30, 2011	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Capitalization
Common stock	$1,373	$-	$(1,369)	$4
Additional paid-in capital	5,053	7,764	(7,292)	5,525
Retained earnings	3,451	4,316	1,495	9,262
Accumulated other comprehensive income (loss)	-	89	26	115
Total common shareholders' equity	9,877	12,169	(7,140)	14,906
Long-term debt	6,908	4,980	7,347	19,235
Total capitalization	16,785	17,149	207	34,141

Current Liabilities
Commercial paper	655	-	395	1,050
Current maturities of long-term debt	48	368	752	1,168
Accounts payable	675	584	21	1,280
Customer deposits	632	6	-	638
Accrued interest and taxes	427	227	(32)	622
Regulatory liabilities:
Deferred clause and franchise revenues	29	-	-	29
Other	-	-	2	2
Derivatives	148	236	5	389
Accrued construction-related expenditures	183	190	15	388
Other	384	395	44	823
Total current liabilities	3,181	2,006	1,202	6,389

Other Liabilities and Deferred Credits
Asset retirement obligations	1,112	476	(1)	1,587
Accumulated deferred income taxes	4,214	1,158	(91)	5,281
Regulatory liabilities:
Accrued asset removal costs	2,191	-	-	2,191
Asset retirement obligation regulatory expense difference	1,666	-	-	1,666
Other	408	-	38	446
Derivatives	3	224	8	235
Deferral related to differential membership interests	-	1,101	-	1,101
Other	568	638	314	1,520
Total other liabilities and deferred credits	10,162	3,597	268	14,027

Commitments and Contingencies

Total Capitalization and Liabilities	$30,128	$22,752	$1,677	$54,557

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric utility plant in service and other property	$29,519	$18,912	$410	$48,841
Nuclear fuel	729	810	-	1,539
Construction work in progress	2,175	1,582	84	3,841
Less accumulated depreciation and amortization	(10,871)	(4,073)	(202)	(15,146)
Total property, plant and equipment – net	21,552	17,231	292	39,075

Current Assets
Cash and cash equivalents	20	165	117	302
Customer receivables, net of allowances	710	770	29	1,509
Other receivables	395	526	152	1,073
Materials, supplies and fossil fuel inventory	505	342	10	857
Regulatory assets:
Deferred clause and franchise expenses	368	-	-	368
Derivatives	236	-	-	236
Other	76	-	6	82
Derivatives	8	446	52	506
Other	137	164	24	325
Total current assets	2,455	2,413	390	5,258

Other Assets
Special use funds	2,637	1,106	(1)	3,742
Other investments	4	276	691	971
Prepaid benefit costs	1,035	-	224	1,259
Regulatory assets:
Securitized storm-recovery costs	581	-	-	581
Other	293	-	36	329
Derivatives	1	513	75	589
Other	140	850	200	1,190
Total other assets	4,691	2,745	1,225	8,661

Total Assets	$28,698	$22,389	$1,907	$52,994

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Capitalization
Common stock	$1,373	$-	$(1,369)	$4
Additional paid-in capital	5,054	7,730	(7,366)	5,418
Retained earnings	3,364	4,012	1,497	8,873
Accumulated other comprehensive income (loss)	-	127	39	166
Total common shareholders' equity	9,791	11,869	(7,199)	14,461
Long-term debt	6,682	4,864	6,467	18,013
Total capitalization	16,473	16,733	(732)	32,474

Current Liabilities
Commercial paper	101	-	788	889
Current maturities of long-term debt	45	391	1,484	1,920
Accounts payable	554	559	11	1,124
Customer deposits	628	6	-	634
Accrued interest and taxes	311	325	(174)	462
Regulatory liabilities:
Deferred clause and franchise revenues	47	-	-	47
Other	-	-	4	4
Derivatives	245	285	6	536
Accrued construction-related expenditures	183	180	8	371
Other	394	402	121	917
Total current liabilities	2,508	2,148	2,248	6,904

Other Liabilities and Deferred Credits
Asset retirement obligations	1,083	556	-	1,639
Accumulated deferred income taxes	3,835	1,236	38	5,109
Regulatory liabilities:
Accrued asset removal costs	2,244	-	-	2,244
Asset retirement obligation regulatory expense difference	1,592	-	-	1,592
Other	377	-	46	423
Derivatives	-	229	14	243
Deferral related to differential membership interests	-	949	-	949
Other	586	538	293	1,417
Total other liabilities and deferred credits	9,717	3,508	391	13,616

Commitments and Contingencies

Total Capitalization and Liabilities	$28,698	$22,389	$1,907	$52,994

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Six Months Ended June 30, 2011	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$506	$304	$38	$848
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	354	370	16	740
Nuclear fuel amortization	72	59	-	131
Impairment charges	-	51	-	51
Unrealized (gains) losses on marked to market energy contracts	-	87	(1)	86
Deferred income taxes	358	(91)	(111)	156
Cost recovery clauses and franchise fees	(32)	-	-	(32)
Changes in prepaid option premiums and derivative settlements	-	8	-	8
Equity in earnings of equity method investees	-	(29)	-	(29)
Distributions of earnings from equity method investees	-	48	-	48
Allowance for equity funds used during construction	(21)	-	(1)	(22)
Gains on disposal of assets - net	-	(42)	-	(42)
Changes in operating assets and liabilities:
Customer receivables	(122)	(7)	6	(123)
Other receivables	33	-	80	113
Materials, supplies and fossil fuel inventory	(182)	(38)	6	(214)
Other current assets	(65)	(17)	7	(75)
Other assets	(34)	(45)	(40)	(119)
Accounts payable	147	32	14	193
Income taxes	(133)	(88)	315	94
Interest and other taxes	166	24	3	193
Other current liabilities	6	(59)	(11)	(64)
Other liabilities	(18)	(36)	34	(20)
Other – net	1	25	44	70
Net cash provided by (used in) operating activities	1,036	556	399	1,991

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Six Months Ended June 30, 2011	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Investing Activities
Capital expenditures of FPL	(1,471)	-	-	(1,471)
Independent power and other investments of NextEra Energy Resources	-	(1,074)	-	(1,074)
Cash grants under the American Recovery and Reinvestment Act of 2009	185	301	-	486
Nuclear fuel purchases	(111)	(48)	-	(159)
Other capital expenditures	-	-	(156)	(156)
Proceeds from sale or maturity of securities in special use funds	1,808	767	-	2,575
Purchases of securities in special use funds	(1,841)	(780)	-	(2,621)
Proceeds from sale or maturity of other securities	-	-	319	319
Purchases of other securities	-	-	(343)	(343)
Other – net	32	37	16	85
Net cash provided by (used in) investing activities	(1,398)	(797)	(164)	(2,359)

Cash Flows From Financing Activities
Issuances of long-term debt	248	384	821	1,453
Retirements of long-term debt	(24)	(330)	(637)	(991)
Proceeds from sale of differential membership interests	-	210	-	210
Net change in short-term debt	554	-	(394)	160
Issuances of common stock - net	-	-	33	33
Dividends on common stock	-	-	(459)	(459)
Dividends & capital distributions from (to) NextEra Energy, Inc. – net	(400)	33	367	-
Other – net	5	(50)	(8)	(53)
Net cash provided by (used in) financing activities	383	247	(277)	353

Net increase (decrease) in cash and cash equivalents	21	6	(42)	(15)
Cash and cash equivalents at beginning of period	20	165	117	302

Cash and cash equivalents at end of period	$41	$171	$75	$287

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Six Months Ended June 30, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$456	$521	$(4)	$973
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	422	368	10	800
Nuclear fuel amortization	66	73	1	140
Impairment charges	-	-	-	-
Unrealized (gains) losses on marked to market energy contracts	-	(292)	1	(291)
Deferred income taxes	135	93	52	280
Cost recovery clauses and franchise fees	(600)	-	-	(600)
Changes in prepaid option premiums and derivative settlements	-	166	-	166
Equity in earnings of equity method investees	-	(23)	-	(23)
Distribution of earnings from equity method investees	-	21	-	21
Allowance for equity funds used during construction	(15)	-	-	(15)
Gains on disposal of assets - net	-	(48)	-	(48)
Changes in operating assets and liabilities:
Customer receivables	4	(59)	1	(54)
Other receivables	(15)	22	10	17
Materials, supplies and fossil fuel inventory	59	(7)	(1)	51
Other current assets	(99)	(17)	(89)	(205)
Other assets	16	4	75	95
Accounts payable	330	12	18	360
Income taxes	54	(57)	(1)	(4)
Interest and other taxes	145	14	(8)	151
Other current liabilities	(18)	(60)	(9)	(87)
Other liabilities	(3)	(29)	(3)	(35)
Other – net	79	(37)	14	56
Net cash provided by (used in) operating activities	1,016	665	67	1,748

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Six Months Ended June 30, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	NextEra Energy, Inc.
Capital expenditures of FPL	(1,462)	-	-	(1,462)
Independent power and other investments of NextEra Energy Resources	-	(1,168)	-	(1,168)
Cash grants under the American Recovery and Reinvestment Act of 2009	85	426	-	511
Nuclear fuel purchases	(24)	(74)	-	(98)
Other capital expenditures	-	-	(29)	(29)
Proceeds from sale or maturity of securities in special use funds	3,313	638	187	4,138
Purchases of securities in special use funds	(3,360)	(651)	(187)	(4,198)
Proceeds from sale or maturity of other securities	-	-	438	438
Purchases of other securities	-	-	(427)	(427)
Other – net	32	13	(33)	12
Net cash provided by (used in) investing activities	(1,416)	(816)	(51)	(2,283)

Cash Flows From Financing Activities
Issuances of long-term debt	514	622	449	1,585
Retirements of long-term debt	(22)	(197)	(50)	(269)
Proceeds from sale of differential membership interests	-	190	-	190
Net change in short-term debt	71	-	(125)	(54)
Issuances of common stock - net	-	-	69	69
Dividends on common stock	-	-	(410)	(410)
Dividends & capital distributions from (to) NextEra Energy, Inc. – net	135	(463)	328	-
Other – net	(2)	22	(5)	15
Net cash provided by (used in) financing activities	696	174	256	1,126

Net increase (decrease) in cash and cash equivalents	296	23	272	591
Cash and cash equivalents at beginning of period	83	118	37	238

Cash and cash equivalents at end of period	$379	$141	$309	$829

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Earnings Per Share Contributions
(assuming dilution)
(unaudited)

	First Quarter	Second Quarter	Year-To-Date
NextEra Energy, Inc. – 2010 Earnings Per Share	$1.36	$1.01	$2.37

Florida Power & Light – 2010 Earnings Per Share	$0.47	$0.64	$1.11
Allowance for funds used during construction	0.01	0.01	0.02
Cost recovery clause results, primarily solar and nuclear uprates	0.01	0.02	0.03
Rate base growth and other	0.01	0.06	0.07
Share dilution	(0.01)	(0.01)	(0.02)

Florida Power & Light – 2011 Earnings Per Share	0.49	0.72	1.21

NextEra Energy Resources – 2010 Earnings Per Share	0.89	0.38	1.27
New investments	-	0.03	0.03
Existing assets	0.10	-	0.10
Gas infrastructure	-	-	-
Customer supply businesses & proprietary power & gas trading	(0.07)	(0.01)	(0.08)
Asset sales	(0.03)	(0.01)	(0.04)
Impairment and other charges	-	(0.08)	(0.08)
Non-qualifying hedges impact	(0.71)	0.28	(0.43)
Change in other than temporary impairment losses - net	(0.01)	0.02	0.01
Share dilution	(0.02)	(0.01)	(0.02)
Other, including interest expense	0.01	(0.03)	(0.03)

NextEra Energy Resources – 2011 Earnings Per Share	0.16	0.57	0.73

Corporate and Other – 2010 Earnings Per Share	-	(0.01)	(0.01)
FPL FiberNet	-	-	0.01
Share dilution	-	-	(0.01)
Other, including interest expense, interest income and consolidating income tax benefits or expenses	(0.01)	0.10	0.10

Corporate and Other – 2011 Earnings Per Share	(0.01)	0.09	0.09

NextEra Energy, Inc. – 2011 Earnings Per Share	$0.64	$1.38	$2.03

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

The sum of the quarterly amounts may not equal the total for the year due to rounding.

NextEra Energy, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)

June 30, 2011
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	4.850	02/01/13	$400	$-	$400
First Mortgage Bonds	5.550	11/01/17	300	-	300
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300
First Mortgage Bonds	5.950	02/01/38	600	-	600
First Mortgage Bonds	5.960	04/01/39	500	-	500
First Mortgage Bonds	5.690	03/01/40	500	-	500
First Mortgage Bonds	5.250	02/01/41	400	-	400
First Mortgage Bonds	5.125	06/01/41	250	-	250
Total First Mortgage Bonds			5,790	-	5,790
Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79
Total Revenue Refunding Bonds			94	-	94
Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	17	-	17
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52
Total Pollution Control Bonds			494	-	494
Industrial Bonds - Dade	VAR	06/01/21	46	-	46
Storm Securitization Bonds:
Storm Securitization Bonds	5.040	08/01/13	121	48	73
Storm Securitization Bonds	5.130	08/01/15	100	-	100
Storm Securitization Bonds	5.260	08/01/19	288	-	288
Total Storm Securitization Bonds			509	48	461
Water and Sewer Revenue Bonds	4.000 - 5.250	10/01/40	57	-	57
Unamortized discount			(34)	-	(34)
Total Long-Term Debt			6,956	48	6,908
Commercial Paper			655	655	-
TOTAL DEBT - FLORIDA POWER & LIGHT			7,611	703	6,908

NextEra Energy, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)

June 30, 2011
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
Capital Holdings Without NextEra Energy Resources
Debentures:
Debentures	5.630	09/01/11	600	600	-
Debentures	5.350	06/17/13	250	-	250
Debentures	2.550	11/15/13	250	-	250
Debentures	2.600	09/01/15	400	-	400
Debentures	7.880	12/15/15	450	-	450
Debentures	7.880	12/15/15	50	-	50
Debentures	6.000	03/01/19	500	-	500
Debentures	4.500	06/01/21	400	-	400
Debentures, related to NextEra Energy's equity units	8.380	06/01/14	350	-	350
Debentures, related to NextEra Energy's equity units	7.000	09/01/15	403	-	403
Debentures (Junior Subordinated)	5.880	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.350	10/01/66	339	-	339
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.650	06/15/67	380	-	380
Debentures (Junior Subordinated)	7.300	09/01/67	250	-	250
Debentures (Junior Subordinated)	7.450	09/01/67	350	-	350
Debentures (Junior Subordinated)	8.750	03/01/69	375	-	375
Floating Debenture	VAR	11/09/12	200	-	200
Total Debentures			6,206	600	5,606
Term Loans:
Term Loans	VAR	06/04/12	150	150	-
Term Loans	VAR	06/01/14	421	-	421
Term Loans	VAR	09/07/13	50	-	50
Term Loans	VAR	09/30/13	50	-	50
Term Loans	VAR	04/01/13	100	-	100
Term Loans	VAR	04/01/13	100	-	100
Term Loans	VAR	03/25/14	100	-	100
Term Loans	VAR	09/16/14	200	-	200
Term Loans	VAR	03/25/14	100	-	100
Term Loans	VAR	09/30/30	124	-	124
Total Term Loans			1,395	150	1,245
Senior Secured Bonds - Pipeline Funding			500	-	500
Fair value swaps			6	2	4
Unamortized discount			(8)	-	(8)
Total Long-Term Debt			8,099	752	7,347
Commercial Paper			395	395	-
TOTAL DEBT - CAPITAL HOLDINGS, WITHOUT NEXTERA ENERGY RESOURCES			8,494	1,147	7,347

NextEra Energy, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)

June 30, 2011
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
NextEra Energy Resources
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	43	12	31
Senior Secured Bonds	6.125	03/25/19	53	9	44
Senior Secured Bonds	7.520	06/30/19	158	17	141
Senior Secured Bonds	6.639	06/20/23	176	24	152
Senior Secured Bonds	5.608	03/10/24	232	29	203
Total Senior Secured Bonds			662	91	571
Senior Secured Notes:
Senior Secured Notes	7.500	12/19/13	155	17	138
Senior Secured Notes	7.260	07/20/15	125	-	125
Senior Secured Notes	6.310	07/10/17	290	-	290
Senior Secured Notes	7.590	07/10/18	510	14	496
Senior Secured Notes	7.110	06/28/20	77	7	70
Senior Secured Notes	6.610	07/10/27	35	-	35
Senior Secured Notes	6.560	03/24/30	302	5	297
Senior Secured Notes	6.665	01/10/31	138	13	125
Senior Secured Notes	6.250	02/08/31	82	2	80
Senior Secured Notes	6.960	07/10/37	250	-	250
Limited-recourse Senior Secured Notes	7.510	07/20/21	14	1	13
Total Senior Secured Bonds			1,978	59	1,919
Other Debt:
Other Debt	VAR	12/31/12	62	35	27
Other Debt	8.450	12/31/12	15	10	5
Other Debt	Fixed & VAR	12/15/13	159	-	159
Other Debt	Fixed & VAR	12/31/13	10	-	10
Other Debt	Fixed & VAR	04/27/14	7	-	7
Other Debt	Fixed & VAR	02/28/15	63	16	47
Other Debt	VAR	12/30/16	323	31	292
Other Debt	Fixed & VAR	05/17/17	293	27	266
Other Debt	VAR	12/31/17	51	14	37
Other Debt	Fixed & VAR	01/31/18	232	7	225
Other Debt	8.010	12/31/18	2	-	2
Other Debt	Fixed & VAR	11/30/19	159	26	133
Other Debt	Fixed & VAR	12/31/19	128	1	127
Other Debt	Fixed & VAR	01/31/22	367	22	345
Other Debt	VAR	12/31/23	85	6	79
Other Debt	6.501	12/31/25	36	2	34
Other Debt	Fixed & VAR	01/29/27	243	11	232
Other Debt	Fixed & VAR	09/29/28	291	10	281
Other Debt	Fixed & VAR	12/31/30	178	-	178
Capital Lease		03/31/40	4	-	4
Total Other Debt			2,708	218	2,490
Unamortized discount			-	-	-
TOTAL NEXTERA ENERGY RESOURCES DEBT			5,348	368	4,980
TOTAL DEBT - CAPITAL HOLDINGS INCLUDING NEXTERA ENERGY RESOURCES			13,842	1,515	12,327
TOTAL DEBT - NEXTERA ENERGY, INC.			$21,453	$2,218	$19,235

May not agree to financial statements due to rounding.

NextEra Energy, Inc.
Preliminary Schedule of Total Debt and Equity
(millions)
(unaudited)

June 30, 2011	Per Books	Adjusted 1
Long-term debt, including current maturities, and commercial paper
Junior Subordinated Debentures2	$2,353	$1,177
Debentures, related to NextEra Energy's equity units	753	753
Project debt:
Natural gas-fired assets	1,105
Wind assets	3,132
Hydro assets	700
Storm Securitization Debt	507
Pipeline Funding	500
Waste Water Bonds	58
Other long-term debt, including current maturities and commercial paper3	12,345	12,345
Total debt	21,453	14,275
Junior Subordinated Debentures2		1,176
Debentures, related to NextEra Energy's equity units		753
Common shareholders' equity	14,906	14,906
Total capitalization, including debt due within one year	$36,359	$31,110

Debt ratio	59%	46%

December 31, 2010	Per Books	Adjusted 1
Long-term debt, including current maturities and commercial paper
Junior Subordinated Debentures2	$2,353	$1,177
Debentures, related to NextEra Energy's equity units	753	350
Project debt:
Natural gas-fired assets	1,124
Wind assets	3,287
Hydro assets	700
Storm Securitization Debt	531
Pipeline Funding	500
Waste Water Bonds	57
Other long-term debt, including current maturities and commercial paper3	11,517	11,517
Total debt	20,822	13,044
Junior Subordinated Debentures2		1,176
Debentures, related to NextEra Energy's equity units		753
Common shareholders' equity	14,461	14,461
Total capitalization, including debt due within one year	$35,283	$29,434

Debt ratio	59%	44%

1
Ratios exclude impact of imputed debt for purchase power obligations.  Including the impact of imputed debt for purchase power obligations the adjusted debt ratio would be 46% and 47% for June 30, 2011 and December 31, 2010 respectively.

2	Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures).
3	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year-to-Date
Periods Ended June 30	2011	2010	2011	2010
Energy sales (million kwh)
Residential	14,204	13,138	25,641	26,193
Commercial	11,658	11,083	21,511	20,945
Industrial	815	802	1,550	1,564
Public authorities	137	135	273	267
Increase (decrease) in unbilled sales	1,167	2,060	585	1,263
Total retail	27,981	27,218	49,560	50,232
Electric utilities	585	562	1,045	1,048
Interchange power sales	191	35	552	394
Total	28,757	27,815	51,157	51,674

Average price (cents/kwh) 1
Residential	10.66	10.43	10.59	9.54
Commercial	9.06	8.96	9.13	8.25
Industrial	7.40	7.25	7.39	6.44
Total	9.83	9.64	9.82	8.88

Average customer accounts (000's)
Residential	4,030	4,006	4,026	4,001
Commercial	508	503	507	502
Industrial	9	9	9	9
Other	3	3	3	4

Total	4,550	4,521	4,545	4,516

End of period customer accounts (000's)	JUN 2011	JUN 2010
Residential	4,029	4,006
Commercial	508	503
Industrial	9	9
Other	3	4
Total	4,549	4,522

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2011	Normal	2010
Three Months Ended June 30
Cooling degree-days	739	577	678
Heating degree-days	1	16	11

Six Months Ended June 30
Cooling degree-days	859	693	721
Heating degree-days	230	272	598

Cooling degree days for the periods above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.